                                   FORM 8-A/A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


                                 SOUTHDOWN, INC.
             (Exact name of registrant as specified in its charter)

          LOUISIANA                                    72-0296500
(State or other jurisdiction               (I.R.S. Employer Identification No.)
     of incorporation)

                        1200 SMITH STREET, SUITE 2400
                          HOUSTON, TEXAS 77002-4486
             (Address of principal executive offices) (Zip Code)

      Securities to be registered pursuant to Section 12(b) of the Act:

        TITLE OF EACH CLASS                      NAME OF EACH EXCHANGE ON WHICH
         TO BE REGISTERED                        EACH CLASS IS TO BE REGISTERED
---------------------------------------          -----------------------------
Common Stock, par value $1.25 per share          New York Stock Exchange, Inc.
Preferred Stock Purchase Rights                  New York Stock Exchange, Inc.

                                   ----------

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to general Instruction A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this form relates:

         .................... (if applicable)

         Securities to be registered pursuant to Section 12(g) of the Act:

                                  None

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Item 1 is hereby amended by adding at the end of the description under "Rights" the following:

                  In connection with the Agreement and Plan of Merger dated as of September 28, 2000 (the "Merger Agreement") by and among CEMEX, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Parent"), CENA Acquisition Corp., a Delaware corporation and an indirect subsidiary of Parent ("Purchaser"), and Southdown, Inc., a Louisiana corporation (the "Company"), as of September 28, 2000, the Company amended its Rights Agreement dated as of March 4, 1991 between the Company and American Stock Transfer and Trust Company, as successor Rights Agent (the "Rights Agreement"), by a First Amendment to Rights Agreement dated September 28, 2000 (the "Amendment"). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Rights Agreement or the Amendment, as applicable.

                  The Amendment provides that, notwithstanding anything to the contrary contained in the Rights Agreement, neither Parent, Purchaser nor any of their Affiliates or Associates shall be deemed to be the Beneficial Owner of, or to beneficially own, any of the Common Stock by virtue of the approval, execution and delivery of the Merger Agreement, the option to purchase shares of Common Stock set forth in the Merger Agreement, the making of the Offer, or the consummation of the transactions contemplated by the Merger Agreement.

                  The Amendment also provides that, notwithstanding anything to the contrary contained in the Rights Agreement, the Rights may not be exercised at or after the acceptance for payment of shares of Common Stock in the Offer. The amendment also provides that the Rights, if they have not expired earlier, will expire upon the acceptance for payment of shares of Common Stock in the Offer.

                  Finally, the amendment provides that, notwithstanding anything to the contrary contained in the Rights Agreement, the approval, execution and delivery of the Merger Agreement (including any amendments thereto), the option to purchase shares of Common Stock set forth in the Merger Agreement, the making of the Offer or the consummation of the transactions contemplated by the Merger Agreement shall not cause (i) Purchaser, Parent or any of their Affiliates or Associates to be an Acquiring Person; (ii) a Stock Acquisition Date to occur; (iii) a Distribution Date to occur; or (iv) the Rights to become exercisable.

                  The Amendment is filed herewith as Exhibit 4.3 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to that Exhibit.

         Item 1 is hereby also amended by adding at the end of the description under "Statutory Provision" the following:

                  In connection with the Merger Agreement, on September 28, 2000, the Company amended its Bylaws to provide that the control shares provisions of the Louisiana Business Corporation Law do not apply to control share acquisitions of shares of the Company.


ITEM 2. EXHIBITS.

         Item 2 is hereby amended by adding the following thereto:


  Exhibit Number      Description of Exhibit

         3.3 Bylaws of the Company as amended through September 28, 2000, incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K dated September 28, 2000.

         4.3 First Amendment to Rights Agreement dated September 28, 2000 between the Company and American Stock Transfer and Trust Company, as Successor Rights Agent, incorporated by reference to Exhibit (e)(29) to the Schedule 14D-9 filed by Southdown, Inc. on October 5, 2000.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       SOUTHDOWN, INC.

                                       By: /s/ Patrick S. Bullard
                                           ------------------------------------
                                       Name:  Patrick S. Bullard
                                       Title: Senior Vice President -
                                              General Counsel and Secretary


Dated: October 20, 2000

                                INDEX OF EXHIBITS

Exhibit
Number         Description of Exhibit
-------        ----------------------
  3.3          Bylaws of the Company as amended through September 28, 2000, incorporated by reference to Exhibit 3.1 of the Current Report on
               Form 8-K dated September 28, 2000.

  4.3 First Amendment to Rights Agreement dated September 28, 2000 between the Company and American Stock Transfer and Trust
               Company, as Successor Rights Agent, incorporated by reference to Exhibit (e)(29) to the Schedule 14D-9 filed by Southdown, Inc. on
               October 5, 2000.